Exhibit 99.1

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

NEAH SUCCESSFULLY TESTS ANAEROBIC DIRECT METHANOL
FUEL CELL PROTOTYPE

Bothell, WA., June 24, 2009 – NEAH Power Systems, Inc., (OTCBB: NPWS), the Company developing fuel cells for the military and portable electronic devices, announced today it has successfully demonstrated a new type of low cost, high reliability and power, liquid electrolyte based direct methanol fuel cell that does not require air to operate. This is the first major innovation in fuel cell technology in over 20 years, where a repeatable, reliable non-PEM based system has been successfully introduced and demonstrated in sustained operation.

The prototype was self contained and sized to generate 8W of gross power, and fuel cartridges were replaced multiple times and repeatable performance demonstrated. A video of the technology, markets that Neah serves, and demonstration of the technology will be posted on YouTube, as well as on the company’s website, www.neahpower.com, and Neah has invited any interested parties to visit the company to see the system in operation.

“ We are thankful to the Office of Naval Research for funding significant portions of this research. This technology is singular in that it can operate in places where air isn’t available,” Dr. Chris D’Couto, NEAH’s President and Chief Executive Officer, noted.  “This system can service many specialized markets, such as underwater and surface water manned and unmanned vehicles, as well as numerous aerospace applications, and will be be the building block for fuel cell solutions for Hobie Cat and other key customers” NEAH fuel cells operate in both aerobic and anaerobic manner, “Our micro fuel cells may eventually replace batteries for most uses,” D’Couto said, “meaning that cost-efficient and “green” technology is at hand to not only preserve the environment, but to provide nearly perpetual power to the military, manufacturers of almost any product that require an energy source, and to the millions of consumers who require energy on the go.”

About NEAH Power

NEAH Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes.

Further company information can be found at www.neahpower.com., and www.hobiecat.com.

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.